Exhibit 10.29

“Pages where confidential treatment has been requested are marked ‘Confidential Treatment Requested.’ The redacted material has been separately filed with the Commission, and the appropriate section has been marked at the appropriate place with [REDACTED] and in the margin with a star (*).”

FINANCIAL COVENANTS AGREEMENT

THIS FINANCIAL COVENANTS AGREEMENT (“Agreement”) is entered into by and between Seminole Electric Cooperative, Inc. a Florida corporation, (hereinafter referred to as “Purchaser”) and Alliance Coal, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”). Purchaser and Seller may be referred to individually as “Party” or collectively as the “Parties” and all references to Purchaser or Seller shall include its respective successors or assigns by way of merger, consolidation, sale or divestiture.

WHEREAS, Purchaser and Webster County Coal, LLC, a Delaware limited liability company, White County Coal, LLC, a Delaware limited liability company, and Alliance Coal, LLC, as agent for Webster County Coal, LLC and White County Coal, LLC, all having an address of 1717 South Boulder Avenue, Tulsa, Oklahoma 74119-4886, entered into that certain Restated and Amended Coal Supply Agreement, effective February 1, 1986, as amended (hereinafter referred to as the “Existing Agreement”) and that certain New Coal Supply Agreement, effective January 1, 2011, (hereinafter referred to as the “New Agreement”); and

WHEREAS, simultaneously herewith, Seller has agreed to execute that certain Guaranty, as referred to in the New Agreement.

NOW, THEREFORE, in consideration of the execution of the New Agreement and the Guaranty, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and their respective successors and assigns, agree as follows:

1. The effective date (“Effective Date”) of this Agreement shall be the earlier of (i) the date on which Purchaser has acquired the legal title or the trust beneficial interest in Unit 2 of the Seminole Generating Station near Palatka, Florida; or (ii) January 1, 2011.

2. As of the Effective Date, the Parties agree to the following financial covenants:

(a) Seller (and any successor of Seller by way of merger, consolidation, sale or divestiture) shall be required to maintain a [REDACTED] through December 31, 2012, which shall decline at the rate of [REDACTED] after the end of each calendar year, beginning December 31, 2005 and continuing through December 31, 2012. If Purchaser elects to extend the New Agreement through December 31, 2016, Seller (and any successor) agrees to maintain a [REDACTED] effective January 1, 2013, which shall decline at the rate of [REDACTED] after the end of each calendar year, beginning December 31, 2013 and continuing through December 31, 2016.

(b) Seller (and any successor thereto by way of merger, consolidation, sale or divestiture) covenants and agrees to deliver to Purchaser its annual consolidated financial

[REDACTED] denotes confidential information with respect to which a separate confidential treatment request has been filed with the Securities and Exchange Commission.

Confidential Treatment Requested

statements as soon as practicable and in any event within 90 days after the end of each fiscal year, all in reasonable detail and certified by an authorized financial officer of Seller (or any successor, if applicable). Furthermore, Seller (and any successor) shall self report to Purchaser at any time during any calendar year if its [REDACTED] falls below the minimum limits for such calendar year as required pursuant to this Section 2. The failure of Seller (and any successor) to comply with the provisions of this Section 2, shall hereinafter be referred to as a “Seller Triggering Event.”

(c) Purchaser (and any successor thereto by way of merger, consolidation, sale or divestiture) covenants and agrees to deliver to Seller (and any successor) Purchaser’s (and any successor’s) annual consolidated financial statements as soon as practicable and in any event within 90 days after the end of each fiscal year, all in reasonable detail and certified by an authorized financial officer of Purchaser (or any successor, if applicable). Furthermore, Purchaser (and any successor) shall self report to Seller (and any successor) at any time during any calendar year if Purchaser’s (and any successor’s) [REDACTED] falls below [REDACTED]. For purposes of this Agreement, a “Purchaser Triggering Event” shall mean (i) the failure of Purchaser (and any successor) to maintain an [REDACTED], (ii) the failure of Purchaser (and any successor) to self report its failure to maintain such [REDACTED] as provided by the preceding sentence and/or (iii) the failure of Purchaser (and any successor) to deliver its annual consolidated financial statements in accordance with the provisions of this Section 2.

(d) If a Purchaser Triggering Event occurs, or, alternatively, if a Seller Triggering Event occurs, then the Purchaser (and any successor), in the case of a Seller Triggering Event, or Seller (and any successor) in the case of a Purchaser Triggering Event, (the Purchaser or the Seller, as the case may be, the “Affected Party”), may demand, in writing, assurance of performance (“Performance Assurance”) in an amount determined in a commercially reasonable manner and in a form reasonably acceptable to such Affected Party. Such Performance Assurance may be in the form of either (i) cash or other collateral, (ii) a letter of credit in a form and from an issuer reasonably acceptable to the Affected Party, (iii) a third-party guaranty from a guarantor whose credit is reasonably acceptable to the Affected Party or (iv) any other form of security or collateral reasonably acceptable to the Affected Party. The Performance Assurance or other acceptable collateral shall be delivered within five (5) Business Days of the date of such request. The failure of Seller or Purchaser to provide such Performance Assurance pursuant to the terms of this Section 2 within five (5) Business Days shall permit the Party entitled to receive such Performance Assurance to seek any remedy provided by the Uniform Commercial Code, or as otherwise provided in law or equity for such breach, but not termination of the Existing Agreement or New Agreement, as applicable.

3. Notwithstanding the provisions of Section 2 above, if a Purchaser Triggering Event occurs, as an alternative to requesting Performance Assurance pursuant to Section 2, Seller may require [REDACTED].

[REDACTED] denotes confidential information with respect to which a separate confidential treatment request has been filed with the Securities and Exchange Commission.

Executed as of the date set forth below, but made effective as provided for above.

SEMINOLE ELECTRIC COOPERATIVE, INC.

By:	/s/ Richard J. Midulla
Name:	Richard J. Midulla
Title:	Executive Vice President
and General Manager

Date: 10/21/05

ALLIANCE COAL, LLC

By:	/s/ Gary J. Rathburn
Name:	Gary J. Rathburn
Title:	Senior Vice President – Marketing

Date: 10/25/05

Signature Page to Financial Covenants Agreement